Promissory Note
September 1, 2017

Borrower: Investcom Inc., a St. Kitts, W.I. Corporation
Lender: Bravo Multinational Incorporated, a Delaware, USA Corporation

Principle amount: $190,000 USD

1. For value received, the borrower promises to pay the lender at such address as may be provided in writing to the borrower, the principle sum of $190,000 USD with interest at a rate of 8% per annum, calculated yearly not in advance, beginning September 1, 2017.
2. This note will be repaid in full on or before December 30, 2017.
3. At any time while not in default under this note, the borrower may pay the outstanding balance then owing plus pro-rated interest to the lender without bonus or penalty.
4. All costs, expenses and expenditures including without limitation the complete legal costs incurred by the lender in enforcing this note as a result of any default by the borrower , will be added to the principle then outstanding and will immediately be paid by the borrower.
5. If any term , covenant , condition or provision of this note is held by court of competent jurisdiction to be invalid, void or unenforceable, it is the parties intent that such provisions be reduced in scope by the court only to the extent deemed necessary by that court to render the provisions reasonable and enforceable and the remainder of the provisions of this note will in no way be affected, impaired or invalidated as a result.
6. This note will be construed in accordance with and governed by the laws of the State of Delaware, USA.
7. This note will enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the borrower and the lender. The borrower waives presentment for payment, non-payment, protest and notice of protest.
8. This note shall be guaranteed by the principle officer of Investcom Inc.

IN WITNESS whereof the borrower has duly affixed their signature on Sept. 1, 2017.

[redacted]

Paul Parliament – Vice President and Principle Officer
Investcom Inc.